Exhibit 99.1

Dollar Tree Announces Retirement of Mary Anne Citrino from Board of Directors,
Effective December 31, 2018

CHESAPEAKE, Va. - August 2, 2018 - Dollar Tree, Inc. (NASDAQ: DLTR), North America’s leading operator of discount variety stores, announced today that Mary Anne Citrino will be retiring from its Board of Directors, effective December 31, 2018.

“Serving as an independent director since August 2005, Mary Anne has contributed to Dollar Tree’s significant growth and success,” stated Bob Sasser, Executive Chairman. “During Mary Anne’s tenure, the Company’s retail store base has grown from less than 4,000 to more than 15,000 stores; and annual revenues have increased from less than $4 billion to more than $22 billion.”

Ms. Citrino has been a Senior Advisor at Blackstone, a global investment firm, since 2015. She served as a Senior Managing Director at Blackstone since 2004. Previously, Ms. Citrino was employed at Morgan Stanley for more than twenty years. During her years there, she served as the Global Head of Consumer Products Investment Banking, Co-Head of Health Care Services Investment Banking, and a Mergers and Acquisitions Analyst. Effective July 25, 2018, Ms. Citrino joined the Board of Barclays PLC, and also serves on the Boards of Hewlett Packard, Inc., Ahold Delhaize N.V. and Alcoa Corporation.

“It has been a privilege to work with Mary Anne for the past thirteen years,” continued Sasser. “Dollar Tree has benefitted from Mary Anne’s strategic vision, extensive financial analysis skills and vast experiences with mergers and acquisitions. We offer our sincere gratitude to Mary Anne for her years of service to our Company and our Board. We will commence our search for an independent director to join our Board following Mary Anne’s retirement at the end of the year.”

About Dollar Tree, Inc.

Dollar Tree, a Fortune 200 Company, now operates more than 15,000 stores across 48 states and five Canadian provinces. Stores operate under the brands of Dollar Tree, Family Dollar and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

CONTACT:     Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations www.DollarTree.com
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